UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2016

CVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

California	0-10140	95-3629339
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

701 North Haven Avenue, Ontario, California		91764
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (909) 980-4030

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of New Chief Financial Officer

On May 4, 2016, CVB Financial Corp. and Citizens Business Bank (together, the “Company”), announced the appointment of E. Allen Nicholson to the position of Executive Vice President and Chief Financial Officer (principal financial and accounting officer) of the Company, effective June 1, 2016.

Mr. Nicholson, 49, started his career as a certified public accountant and auditor with Coopers & Lybrand LLP. Thereafter, for the next thirteen years, Mr. Nicholson served in various finance roles at Mellon Financial and its successor, BNY Mellon. He concluded his career at BNY Mellon as the Chief Financial Officer of Mellon 1st Business Bank, which at the time had $3.5 billion in total assets, and as the Chief Financial Officer of BNY Mellon Wealth Management’s National Banking Business Line. Following the sale of Mellon 1st Business Bank to U.S. Bank Corp. in 2008, Mr. Nicholson joined 1st Enterprise Bank as its Chief Financial Officer. As a de novo, the bank grew to approximately $800 million in assets when Mr. Nicholson departed in late 2014 in connection with its acquisition by CU Bancorp. Mr. Nicholson most recently has served as Executive Vice President and Chief Financial Officer of Pacific Premier Bank and its holding company, Pacific Premier Bancorp Inc., which is a publicly-traded financial institution with approximately $3.5 billion in assets headquartered in Irvine, California, from June, 2015 until May, 2016. Mr. Nicholson received his bachelor’s degree in accounting from the University of Dayton and his MBA from Virginia Tech.

Mr. Nicholson’s compensation arrangements with the Company provide for: (a) a base salary of $310,000 per year; (b) a signing bonus of $75,000, which is subject to reimbursement if Mr. Nicholson leaves the Company’s employment prior to June 6, 2017; (c) the grant of stock options to purchase 15,000 shares of the Company’s common stock under the CVB Financial Corp. 2008 Equity Plan (“2008 Equity Plan”), which grant will vest in equal increments over a five-year period; (d) the grant of 15,000 restricted shares of the Company’s common stock under the 2008 Equity Plan, which grant will vest in equal increments over a three-year period; (e) eligibility for a bonus of up to 75% of his base salary, consistent with the Bank’s applicable executive incentive compensation program, based upon Mr. Nicholson’s performance and accomplishment of specified business and financial goals during each fiscal year and the overall financial performance of the Company, with a minimum guaranteed payout of $100,000 for fiscal year 2016; (f) eligibility to participate in the Company’s deferred compensation and 401(k)/profit-sharing programs; (g) eligibility to participate in the Company’s employee group benefit plans and programs on terms comparable to those of similarly situated employees; and (h) an automobile allowance of $1,000 per month.

Mr. Nicholson’s employment arrangements will also include severance compensation in the event of a change in control of the Company, if Mr. Nicholson’s employment is terminated, within one year of the occurrence of such change in control, by either the successor corporation or by Mr. Nicholson for “good reason” (as such term is defined in the Company’s severance compensation agreement). In the event of such termination, Mr. Nicholson would receive two years of his base salary and two times the average of his bonus for the prior two years. In addition, all outstanding unvested stock options or restricted stock granted to him would accelerate.

The foregoing description of Mr. Nicholson’s compensation arrangement is qualified in its entirety by to Mr. Nicholson’s employee offer letter, executed on April 30, 2016, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

A copy of the press release announcing the appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employee Offer Letter, executed April 30, 2016, for Mr. E. Allen Nicholson.

99.1	Press Release announcing Chief Financial Officer’s Appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVB FINANCIAL CORP.
(Registrant)

Date: May 5, 2016	By: /s/ Richard H. Wohl
Richard H. Wohl
Executive Vice President and General Counsel